Exhibit 6.1 - Consulting Agreement

CONSULTING AGREEMENT

THIS AGREEMENT is dated  2/18/16 .

BETWEEN:

TRUE LEAF MEDICINE INTERNATIONAL LTD., a company duly incorporated pursuant to the laws of British Columbia and having a place of business at 2606 -1128 Alberni Street, Vancouver V6E 4R6

(the " Company ")

AND:

PET INDUSTRY EXPERTS, LLC, a Delaware limited liability company having an office at 9846 E. Balancing Rock, Scottsdale, Arizona 85262

(the " Consultant ")

WHEREAS:

A. The Company wishes to engage the Consultant to provide certain consulting services to the Company; and

B. The Company and the Consultant wish to specify the terms of the engagement herein.

NOW THEREFORE, IN CONSIDERATION OF the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

PART 1
ENGAGEMENT

Engagement

1.1 The Company hereby engages the Consultant, and the Consultant hereby agrees to be so engaged, upon and subject to the terms and conditions set forth below, during the term of this Agreement, as a consultant and an independent contractor.

Relationship among the parties

1.2 Nothing contained in this Agreement shall be construed to (i) constitute the parties as engaging in a joint venture, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Company; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligations of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Company in any manner in favour of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Company and the Consultant agree that the relationship among the parties hereto shall be that of independent contractor and not as employee of the Company.

Term

1.3 Subject to Part 4, the term of the Consultant's engagement shall commence on the Effective Date (defined in Part 3) and shall continue for a period of up to 120 days, in accordance with Part 3 of this Agreement.

Non-Exclusivity of Engagement

1.4 The Company acknowledges that the Consultant may provide consulting services for others while this Agreement is in effect.

Representatations of Consultant

1.5 The Consultant represents and warrants to the Company that it possesses the necessary expertise, and is familiar with the laws, rules and regulations, applicable to its performance of the Services (as defined in Part 2 and Schedule A) under this Agreement.

PART 2
CONSULTING SERVICES

2.1 The Consultant shall be engaged by the Company to provide consulting services to the Company.

2.2 The Consultant's duties shall generally be to provide the Company with the consulting services as set forth in Schedule A (the " Services ").

2.3 The Consultant shall perform the Services to the best of its ability and in a responsible, professional manner commensurate with its experience, expertise and within acceptable industry standards.

2.4 The Consultant shall comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services it provides including the obtaining of all necessary permits and licences.

2.5 The Consultant shall refer to the board of directors of the Company all matters and transactions in which a real or perceived conflict of interest between the Consultant and the Company may arise and shall not proceed with such matters or transactions until the express approval of the Company's board of directors is obtained.

Subcontracts

2.6 The Services may not be subcontracted, in whole or in part, without the prior written approval of the Company, which shall be conditioned upon compliance by any approved subcontractor with all terms and conditions of this Agreement.

PART 3
COMPENSATION

3.1 Prior to the Consultant providing the Services to the Company, the Company shall complete a Direct Financing of at least $1,200,000 by issuing securities of the Company. " Direct Financing " means any money raised by the Company excluding any money raised by a third party for which commissions are payable. " Direct Financing " does not include any money raised by the Company unless the Consultant has made a prior introduction of the investor participating in the Direct Financing to the Company.

3.2 Commencing on the complet ion of t he Dir ec t Financ ing (t he " Effective Date "), the Consultant shall provide the Services in accordance with the following schedule:

a. In the event that the net proceeds raised by the Company from the Dir ect Financing are at least $2,500,000, the Consultant shall be required to provide the Services for a period of 120 days.

b. In the event that the net proceeds raised by the Company from the Dir ect Financing are between $2,000,000 and $2,499,999 the Consultant shall be required to provide the Services for a period of 90 days.

c. In the event that the net proceeds raised by the Company from the Dir ect Financing are between $1,500,000 and $1,999,999 the Consultant shall be required to provide the Services for a period of 60 days.

d. In the event that the net proceeds raised by the Company from the Dir ect Financing are between $1,200,000 and $1,499,999 the Consultant shall be required to provide the Services for a period of 30 days.

3.3 The Consultant shall be compensated by the Company for providing the Services according to the following schedule:

a. If the Consultant provides the Services for a period of 120 days, the Consultant shall be entitled to a cash fee of $150,000.

b. If the Consultant provides the Services for a period of 90 days, the Consultant shall be entitled to a cash fee of $125,000.

c. If the Consultant provides the Services for a period of 60 days, the Consultant shall be entitled to a cash fee of $100,000.

d. If the Consultant provides the Services for a period of 30 days, the Consultant shall be entitled to a cash fee of $75,000.

3.3 Upon execution of this Agreement, the Company shall grant 100,000 incentive stock options (the " Options ") to the Consultant under the Company's incentive stock option plan (the " Plan ") in consideration of the Consultant's performance of the Services from the Effective Date. The Consultant shall execute and deliver to the Company an incentive stock option agreement. The Options shall vest immediately and shall be exercisable by the Consultant to purchase an aggregate of 100,000 common shares of the Company at an exercise price of CAD$ ____ per common share for a period of 2 years, or earlier in accordance with the Plan.

Taxes

3.4 The Consultant agrees that it is solely responsible for the payment of any and all taxes due in connection with the provision of the Services and indemnifies the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

PART 4
TERMINATION OF AGREEMENT

4.1 Prior to the Effective Date, this Agreement may be terminated in writing by either party hereto upon the provision of 30 days' written notice to the other party.

4.2 After the Effective Date, this Agreement may not be terminated by either party hereto.

PART 5
CONFIDENTIALITY

5.1 The Consultant covenants that all information concerning the Company, including proprietary information, which it obtains as a result of the provision of the Services, which is marked as "Confidential", shall be kept confidential and shall not be used by the Consultant except for the direct benefit of the Company nor shall the confidential information be disclosed by the Consultant to any third party without the prior written approval of the Company, provided, however, that the Consultant shall not be obligated to treat as confidential, or return to the Company copies of any confidential information that (i) was publicly known at the time of disclosure to Consultant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Consultant, (iii) is lawfully disclosed to the Consultant by a third party, or (iv) is required to be disclosed by the Consultant by law or court order.

PART 6
GENERAL PROVISIONS

Entire Agreement

6.1 This Agreement, including Schedule A, constitutes the entire agreement between the parties with respect to the engagement of the Consultant for the Services, and may only be amended in writing by the parties hereto.

Governing Law

6.2 This Agreement is governed by and is to be construed, interpreted and enforced in accordance with the laws of British Columbia applicable therein.

Currency

6.3 All references to currency contained herein are to the lawful currency of the United States of America unless otherwise indicated.

Independent Legal Advice

6.4 The Consultant acknowledges that it has obtained such independent legal advice as it has deemed necessary in connection with the execution of this Agreement, and has authorized its signing freely and voluntarily, without duress or undue influence on the part of the Company.

Amendment

6.5 This Agreement may be amended only in writing by the parties hereto.

Severability

6.6 The invalidity or unenforceability of any provision of this Agreement will not affect the validity of enforceability of any other provision or part hereof, and any invalid provision will be severable from this Agreement in whole or in part.

Notices

6.7 Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally:

(a) if to the Company:

2606 - 1128 Alberni Street
Vancouver,
BC, Canada
V6E 4R6

Attention: Darcy Bomford, Chief Executive Officer

(b) if to the Consultant:

9846 E. Balancing Rock,
Scottsdale, Arizona 85262 USA

Attention: Phillip M. Cooper, CEO and Founding Partner

or at such other address as the recipient party shall provide in writing to the delivering party.

Any notice delivered personally to the party to whom it is addressed, shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing. In this Agreement, a "business day" means a day other than Saturday, Sunday or a statutory holiday in the relevant jurisdiction.

Further Assurances

6.8 The parties hereto undertake to do, sign, execute and deliver such other things, deeds or documents accessory or useful for the purpose of giving full effect to this Agreement.

Enurement

6.9 This Agreement enures to the benefit of and is binding upon the parties and their respective successors or assigns.

Survival

6.10 Part 5 shall survive the termination of this Agreement and shall continue in full force and effect according to its terms.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TRUE LEAF MEDICINE INTERNATIONAL LTD.

Per:	/s/ Darcy Bomford

Authorized Signatory

Print Name:	Darcy Bomford
Title:	CEO

PET INDUSTRY EXPERTS, LLC

Per:	/s/ Phillip M. Cooper

Authorized Signatory

Print Name:	Phillip M. Cooper
Title:	CEO

Schedule A

Description of the Services

The Consultant shall provide the following consulting services to the Company:

(i) providing business development services to the Company; and

(ii) identifying and communicating with potential acquisition targets.